Exhibit (a)(1)

AMENDED AND RESTATED
OFFER TO PURCHASE FOR CASH
 27,000,000  SHARES OF COMMON STOCK
OF
WELLS REAL ESTATE INVESTMENT TRUST II, INC.
AT
$3.00 PER SHARE
by:
MIRELF III REIT INVESTMENTS II, LLC
(the “Purchaser”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT
11:59 P.M., EASTERN TIME, ON MARCH 10, 2010, (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED.

To the shareholders of Wells Real Estate Investment Trust II, Inc. (the “Corporation”):

The Purchaser is offering to buy up to an aggregate of 27,000,000 of your shares of the Corporation’s common stock (the “Shares”) at a price of $3.00 per Share in cash (the “Offer Price”). The Offer Price of $3.00 per Share is net to the seller in cash, which means that if you tender and sell your Shares to us you will not be required to pay any transfer fees to the Corporation, or any other fees or commissions (unless you agree to pay a broker, bank or other party to assist you in tendering your Shares to us). The offer is being made on the terms and conditions set forth in this amended and restated offer to purchase (which is the  “Offer to Purchase”) and in the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) and Transfer & Assignment of Shares Form that accompanies this Offer to Purchase, as those documents may be amended or supplemented from time to time (the “Offer”).

The Purchaser is not an affiliate of the Corporation or its management, and has not been provided with any nonpublic information concerning the Corporation’s business or assets. The Offer is based solely on the Purchaser’s evaluation of publicly-available information.

The Offer is not conditioned on financing. The Purchaser has access to sufficient funds to pay the entire aggregate Offer Price and related expense of the Offer, including if you tender and sell to us the maximum of 27,000,000 Shares that the Purchaser is seeking through this Offer.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 27,000,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT 27,000,000 SHARES FOR PURCHASE FROM TENDERING SHAREHOLDERS (WHO DO NOT ELECT THE ‘ALL OR NONE’ OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS OF THE OFFER. YOU CAN CHOOSE TO TENDER SOME OR ALL OF YOUR SHARES.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time (but shall not be obligated), (i) to extend the period of time during which the Offer is open, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment, and (iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to shareholders in a manner reasonably designed to inform shareholders of such change in compliance with Rule 14d-4(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

If you wish to tender any or all of your Shares you should:

(a) complete and sign the Letter of Transmittal (which is enclosed with this Offer to Purchase, printed on blue paper) in accordance with the instructions in the Letter of Transmittal,

(b) complete and sign the Transfer & Assignment of Shares Form (which is enclosed with this Offer to Purchase, printed on yellow paper) and have it Medallion Signature Guaranteed (this can be done by your bank or broker), and

(c) mail both documents to MIRELF III Investment Processing, LLC (the “Depositary”) in the enclosed pre-addressed envelope, or to the following address:

MIRELF III Investment Processing, LLC
410 Park Avenue
Suite 820
New York, NY 10022

For more information or to get additional copies of this Offer to Purchase, the Letter of Transmittal or the Transfer & Assignment of Shares Form, please call our Information Agent, Laurel Hill Advisory Group, at this toll-free number:

Offer Information Line: (888) 742-1305

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE, IN THE LETTER OF TRANSMITTAL OR IN THE TRANSFER & ASSIGNMENT OF SHARES FORM. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Those reports and other information are available through the SEC’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, or may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates.

The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (including exhibits), as amended by Amendment No. 1 thereto,  pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. That Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner specified above.

TABLE OF CONTENTS

Page

Summary Term Sheet	4
Why You Should Accept This Offer	8
How to Accept This Offer	10
Introduction	11
Tender Offer	13
Section 1. Terms of the Offer	13
Section 2. Acceptance for Payment and Payment for Shares; Proration	13
Section 3. Procedures for Tendering Shares	14
Section 4. Withdrawal Rights	15
Section 5. Extension of Tender Period; Termination; Amendment	16
Section 6. Material Federal Income Tax Consequences	17
Section 7. Effects of the Offer	17
Section 8. Future Plans	17
Section 9. The Business of the Corporation	18
Section 10. Conflicts of Interest	18
Section 11. Certain Information Concerning the Purchaser	18
Section 12. Source of Funds	19
Section 13. Conditions of the Offer	19
Section 14. Certain Legal Matters	20
Section 15. Fees and Expenses	21
Schedule I	22

SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 27,000,000 Shares for $3.00 per Share in cash. The following are some of the questions that you, as a shareholder of the Corporation, may have and the answers to those questions. The information in this summary is not complete, and you are urged to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal and Transfer & Assignment of Shares Form.

WHO IS OFFERING TO BUY MY SECURITIES?
The Offer is being made by the Purchaser, MIRELF III REIT Investments II, LLC, a Delaware limited liability company.

The sole member of the Purchaser is Madison International Real Estate Liquidity Fund III REIT, a Maryland Real Estate Investment Trust (the “Manager”).  All of the common stock of the Manager is owned by Madison International Real Estate Liquidity Fund III, LP, a Delaware limited partnership (the “Fund”).  Madison International Holdings III, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Fund.

The Purchaser and its affiliates have not previously conducted a tender offer for the Corporation’s Shares.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
The Purchaser is seeking to purchase up to  27,000,000 shares of the Corporation’s common stock, which is referred to as the “Shares” in this Offer to Purchase.  This amount reflects an increase in the amount of Shares being sought from the amount reflected in our initial announcement of the Offer, published on January 20, 2010.

HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
The Purchaser is offering to pay $3.00 per Share, net to you in cash.

If any of your Shares are purchased in this Offer, you will retain the right to any dividends that are accrued and unpaid through the date of the transfer of your Shares is registered in the stock transfer books of the Corporation.  Any such dividends will be paid to you directly by the Corporation.

WHAT EXPENSES WILL I HAVE TO PAY IF I TENDER AND SELL MY SHARES?
The Purchaser will pay any transfer fees imposed by the Corporation, and will also pay the expenses of the Depositary. If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply.

DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR THE TENDERED SHARES?
Yes. If the maximum number of Shares being tendered for is purchased, the Purchaser will have to pay an aggregate of approximately $81,000,000 to the tendering shareholders. The Purchaser, through the Fund, currently has access to sufficient capital and binding capital commitments to fund all of its commitments under this Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?	You will have until 11:59 p.m., Eastern Time, on March 10, 2010, to tender your Shares in the Offer, unless the Purchaser elects to extend the Offer as described below.
WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASER?
The Purchaser is offering to purchase up to  27,000,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 27,000,000, the Purchaser will purchase all the Shares tendered, upon the terms and subject to the conditions of the Offer. If more than  27,000,000 Shares are tendered and not withdrawn, the Purchaser will accept for payment and pay for  27,000,000 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares.

You have the option to sell ‘All or None’ of your Shares by checking a box on the Letter of Transmittal (the ‘All or None’ Box). By checking this box, you will be indicating that you only wish to sell your Shares if the Purchaser purchases all of your Shares, without any proration. If more than  27,000,000 Shares have been properly tendered and you have checked the All or None Box, then the above description of proration will not apply to your Shares, you will be deemed to have automatically withdrawn your tender. See Section 2, Acceptance for Payment and Payment for Shares; Proration and Section 4, Withdrawal Rights.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?	The Offer can be extended at the discretion of the Purchaser.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
If the Purchaser extends the offer, the Purchaser will make a public announcement of the extension, no later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date. You can check our website at www.Madisonint.com/Wells-II to see if it has been extended.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?
The Offer is not conditioned on a minimum number of Shares being tendered or the availability of financing.

The Purchaser will not be obligated to purchase Shares in the Offer if certain conditions occur, such as legal or government actions that would prohibit the purchase. Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions.

WHEN WILL THE PURCHASER PAY ME FOR THE SHARES I TENDER?
The Purchaser will pay you following the expiration of the Offer and the Purchaser’s acceptance for purchase of the Shares you tender, upon confirmation by the Corporation that it will register the transfer of your Shares to the Purchaser or its designee.

HOW DO I TENDER MY SHARES?
To tender your Shares, you must deliver a completed Letter of Transmittal (printed on blue paper) and Transfer & Assignment of Shares Form (printed on yellow paper), and mail these document in the enclosed pre-addressed envelope no later than the time the Offer expires, to the Depositary at:

MIRELF III Investment Processing, LLC
410 Park Avenue
Suite 820
New York, NY 10022

See “How to Accept this Offer” on page 10 and Section 3, Procedures for Tendering Shares.

WHEN IS THE LAST TIME I CAN WITHDRAW PREVIOUSLY TENDERED SHARES?
You can withdraw previously tendered Shares at any time until the Offer has expired and, if the Purchaser has not agreed to accept your Shares for payment by March 21, 2010, you can withdraw them at any time thereafter, until the Purchaser accepts your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
To withdraw Shares, you must deliver, by certified mail, a written, notarized notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4, Withdrawal Rights.

WHAT DOES THE CORPORATION THINK OF THE OFFER?
The Purchaser has not sought the Corporation’s approval or disapproval of the Offer. Under the SEC’s rules, the Corporation will be required to announce the Corporation’s position on the Offer within 10 business days from the date of our initial announcement of the Offer, which was published on January 20, 2010.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?	The Purchaser does not anticipate that Shares held by non-tendering shareholders will be affected by the completion of the Offer.
WHAT ARE THE PURCHASER’S FUTURE INTENTIONS CONCERNING THE CORPORATION?
The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets. Although the Purchaser does not have any present intention to take any action with respect to management or control of the Corporation, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a shareholder vote.

WHAT IS THE MARKET VALUE OF MY SHARES?
The Shares do not have a readily ascertainable market value because there is no established market available for buying and selling your Shares. The Corporation made the following statements in its Prospectus dated April 30, 2009: “No public market currently exists for our shares of common stock and we have no current plans to list our shares on an exchange. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price... The offering price was not established on an independent basis and bears no relationship to the net value of our assets. The offering price is likely to be higher than the amount you would receive per share if we were to liquidate at this time because of the up-front fees that we pay in connection with the issuance of our shares as well as the recent reduction in the demand for real estate as a result of current disruptions in the credit markets and the economic slowdown.”  In light of this fact, the Purchaser did not rely on the offering price to help establish a market value for the shares.

According to reports by Direct Investments Spectrum (“DIS”), there were eight trades of the Corporation’s Shares at prices between $5.50 and $6.58 during the period September 1, 2009 through October 31, 2009.  The aggregate value of those trades were only $131,000. The Purchaser believes that when secondary market sales of Shares do occur, the sellers may incur transaction related costs which will further reduce the sale price.

The Purchaser did not independently verify whether the secondary trading information described above is accurate or complete. Recent trading prices such as the ones referenced above may not be a reliable or accurate indication of the Shares’ current market value.

WHAT ENTITY WILL SERVE AS DEPOSITARY AND WHAT IS THAT ENTITY’S RELATIONSHIP TO THE PURCHASER?
The Depositary, MIRELF III Investment Processing, LLC, is an affiliate of the Purchaser. No independent party will hold tendered Shares until the Offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser’s funds and the tendered Shares, the Purchaser may have access to the Shares before all conditions to the Offer have been satisfied and selling shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment.

WHO CAN I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?
For more information or to get additional copies of this Offer to Purchase, the Letter of Transmittal or the Transfer & Assignment of Shares Form, please call our Information Agent, Laurel Hill Advisory Group, at the following toll-free number:

Offer Information Line: (888) 742-1305

WHY YOU SHOULD ACCEPT THIS OFFER

1.
THIS IS AN ALL CASH OFFER WITH NO FEES OR COMMISSIONS.  The Offer will provide shareholders with the opportunity to receive cash proceeds for their Shares and pay no brokerage fees or other transaction costs of any kind.

2.	YOU CAN SELL ALL OR PART OF YOUR SHARES. The Offer is flexible and provides shareholders the ability to sell all or part of their Shares.

3.
YOUR SHARES ARE DIFFICULT TO SELL.  Shareholders may wish to divest themselves of a highly illiquid investment. The Corporation’s Shares are not currently traded on any stock exchange and there is no other established market for the Corporation’s Shares.  This Offer provides a platform to sell your Shares and provides up to $81,000,000 in proceeds to satisfy shareholders’ demand for liquidity.

4.
THE CORPORATION’S SHARE REDEMPTION PROGRAM IS SUSPENDED.  The last ordinary share redemptions pursuant to the SRP occurred nearly one year ago. The Corporation has since suspended ordinary share redemptions until at least September 2010 and no assurances have been made whether the program will resume, if at all. In August 2009, the Corporation made the following statement about the SRP: “our board of directors approved an amendment to the share redemption program to suspend all ordinary redemptions until at least September 2010. However, we make no assurances as to when ordinary redemptions will resume because, with respect to the provisions of the share redemption program relating to ordinary redemptions, the share redemption program may be amended, suspended, or terminated at any time.”

5.
A LIQUIDATION EVENT FOR SHAREHOLDERS IS UNCERTAIN.  The Corporation was formed over six years ago and according to the Corporation’s charter, as amended, it currently intends on providing a defined liquidation event to shareholders on or before October 2017, which remains several years away.  There are no assurances that a liquidation event will occur at that time.

6.
RECENT DIVIDENDS WERE NOT SUPPORTED BY CURRENT CASH FLOW FROM OPERATIONS.  During the nine months ended September 30, 2009, the Corporation paid $206.1 million to shareholders in the form of regular dividend payments.  During that period, the net cash flow from operating activities reported by the Corporation was only $167.8 million.

7.
THE CURRENT PUBLIC OFERING IS DILUTING YOUR SHARES.  The Corporation is currently offering for sale up to 300 million additional shares of common stock in the Corporation (representing a 70% potential increase in total shares outstanding as of September 30, 2008 according to the Corporation’s Form 10-Q filed on November 12, 2009). The more shares that are issued by the Corporation, the more the value of your shares will be diluted. As of November 10, 2009 the Corporation had raised gross offering proceeds of approximately $700 million from the sale of approximately 66.6 million shares (including the dividend reinvestment plan). In April 2009, the Corporation made the following announcement relating to issuing new shares: “Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.”

8.	SHAREHOLDERS MAY WISH TO TRANSFER THE FOLLOWING RISKS TO A NEW INVESTOR:

•
Near-Term Lease Expirations.  There is a continued risk to the performance of the Corporation and the Shares from significant near-term lease expirations, which, as of December 31, 2008, is expected to exceed 30% of annualized gross base rent through the end of 2013. When leases mature, tenants can move out or renegotiate leases.  In the current economic environment there is a higher likelihood of tenants leaving or defaulting on their lease, which could increase vacancies and result in lower dividends.

•
Asset concentration in weak performing office markets.  There is a continued risk to the performance of the Corporation and the Shares from the Corporation’s concentration of properties in office markets that are struggling from the economic recession.  A high concentration of the Corporation’s properties (as of December 31, 2008, 46% of annualized gross base rent) is located in Atlanta, Northern New Jersey, Cleveland, and Baltimore.  According to CBRE reports from the third quarter of 2009, the overall vacancy rates in these markets are 21.5% in Atlanta, 22% in Northern New Jersey, 19% in Cleveland, and 16.5% in Baltimore.

•
Upcoming Debt Maturities.  There is a continued risk to the performance of the Corporation and the Shares from upcoming debt maturities, which will exceed $328.6 million or 33.9% of total debt outstanding by 2013. In the Prospectus dated April 30, 2009 the Corporation stated, “Current economic conditions may create challenges for us in refinancing our existing debt or in seeking additional third-party loans.”

•
Continued Impact from the Recession.  There is a continued risk to the performance of the Corporation and the Shares from the general economic downturn in the U.S. and global economy.  In a recent filing, the Corporation made the following statement: “Current economic conditions may cause the creditworthiness of our tenants to deteriorate and market rental rates to decline… Should such economic conditions continue for a prolonged period of time, our tenants’ ability to honor their contractual obligations may suffer. Further, it may become increasingly difficult to achieve future rental rates comparable to the rental rates of our currently in-place leases as we seek to release space and/or to renew existing leases.”

9.
SHAREHOLDERS MAY WISH TO TRANSFER THEIR FRACTIONAL, NON-CONTROLLING INTERESTS TO A NEW INVESTOR THAT SPECIALIZES IN LONG-TERM ILLIQUID REAL ESTATE INVESTMENTS.  The Purchaser is part of a real estate investment firm that provides liquidity to investors holding illiquid or thinly traded units or interests in all types of real estate investment vehicles.  Historically, the Purchaser has been a passive investor in which the Purchaser is satisfied to remain a long-term investor and diversifies the associated risks among a larger portfolio of investments.

HOW TO ACCEPT THIS OFFER

Step 1.	Read and review the accompanying documents carefully, for they contain important information regarding the Offer, the Corporation and the Purchaser.

Step 2.
Complete the enclosed Letter of Transmittal (printed on blue paper), by filling in the information in the blank spaces provided. If not otherwise indicated, please note the number of Shares you wish to sell in the signature area of the Letter of Transmittal.

Step 3.
Complete the enclosed Transfer & Assignment of Shares Form (printed on yellow paper) required by the Corporation’s transfer agent, and have it Medallion Signature Guaranteed (this can be done by your bank or broker). This form is required by the Corporation and its transfer agent to approve a transfer. A medallion signature guarantee is a certification that protects you from forgery and prevents the unauthorized transfer of securities. Medallion signature guarantees can be completed by your bank or broker.

Step 4.	Send both documents to MIRELF III Investment Processing, LLC (the “Depositary”) in the enclosed pre-addressed envelope.

INTRODUCTION

The Purchaser is offering to buy up to an aggregate of 27,000,000  of your shares of the Corporation’s common stock (the “Shares”) at a price of $3.00 per Share in cash (the “Offer Price”).  The Offer Price of $3.00 per Share is net to the seller in cash, which means that if you tender and sell your Shares to us you will not be required to pay any transfer fees to the Corporation, or any other fees or commissions (unless you agree to pay a broker, bank or other party to assist you in tendering your Shares to us). Tendering shareholders should contact their broker, dealer, commercial bank, trust company or other nominees to determine if a fee or commission will be charged by such nominee for tendering on behalf of the shareholder. The Purchaser will also pay the expenses of the Depositary. Our offer is being made on the terms and conditions set forth in this amended and restated offer to purchase (which is the “Offer to Purchase”) and in the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) and Transfer & Assignment of Shares Form that accompanies this Offer to Purchase, as those documents may be amended or supplemented from time to time (the “Offer”).

If any of your Shares are purchased in this Offer, you will retain the right to any dividends that are accrued and unpaid through the date of the transfer of your Shares is registered in the stock transfer books of the Corporation (the “Record Transfer Date”).  Any such dividends will be paid to you directly by the Corporation.

The Purchaser is not an affiliate of the Corporation or its management, and has not been provided with any nonpublic information concerning the Corporation’s business or assets. Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports and other public statements filed by the Corporation with the Securities and Exchange Commission (the “SEC”). The Offer is based solely on the Purchaser’s evaluation of publicly-available information.

The Purchaser is offering to purchase up to 27,000,000 Shares.  This amount reflects an increase in the amount of Shares being sought from the amount reflected in our initial announcement of the Offer, published on January 20, 2010.  If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 27,000,000, the Purchaser will purchase all Shares tendered, upon the terms and subject to the conditions of the Offer. If more than 27,000,000 Shares are tendered and not withdrawn, the Purchaser will accept for payment and pay for 27,000,000 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares. You have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Letter of Transmittal. If you check that box, the Purchaser will only purchase your Shares if all of your Shares pursuant to the limitations described above can be purchased; otherwise, you will be deemed to automatically withdraw your tender. See Section 2, Acceptance for Payment and Payment for Shares; Proration; and Section 4, Withdrawal Rights.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal and Transfer & Assignment of Shares Form carefully before deciding whether to tender their Shares.

For further information concerning the Purchaser, see Section 11 below and Schedule I. Neither the Purchaser nor the Depositary is affiliated with the Corporation or the Corporation’s management. The address of the Corporation’s principal executive offices is 6200 The Corners Parkway, Norcross, Georgia 30092.

The Purchaser has set the Offer Price at $3.00 per Share. The Purchaser is offering to purchase Shares which are an illiquid investment and is not offering to purchase the Corporation’s underlying assets. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the lack of a formalized market for resale of the Shares and the resulting lack of liquidity of an investment in the Corporation; (ii) all publically available disclosures made by the Corporation, and (iii) the projected expenses to be incurred by the Purchaser in connection with the Offer.

The Corporation made the following statements in its Prospectus dated April 30, 2009: “There is no current public market for our shares and we currently have no plans to list our shares on a national securities exchange… Moreover, our share redemption program includes numerous restrictions that limit your ability to sell your shares to us… Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price”. The lack of any public market for the sale of Shares means that shareholders have limited alternatives if they seek to sell their Shares. As a result of such limited alternatives for shareholders, the Purchaser takes a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchaser itself will have limited liquidity for the Shares upon consummation of the purchase.

According to reports by  Direct Investments Spectrum (“DIS”), there were eight trades of the Corporation’s Shares at prices between $5.50 and $6.58 during the period September 1, 2009 through October 31, 2009.  The aggregate value of those trades were only $131,000. The Purchaser believes that when secondary market sales of Shares do occur, the sellers may incur transaction related costs which will further reduce the sale price. The Purchaser did not independently verify whether the secondary trading information described above is accurate or complete. Recent trading prices such as the ones referenced above may not be a reliable or accurate indication of the Shares’ current market value.

No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, the relative success of the current Offer, and local and national real estate and financial market developments and trends.

TENDER OFFER

Section 1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term “Expiration Date” shall mean 11:59 p.m., Eastern Time, on March 10, 2010, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

The Offer is conditioned on satisfaction of certain conditions. See Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, subject to the Purchaser’s obligation pursuant to Rule 14e-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”) to promptly pay for or return all tendered Shares, the Purchaser will pay for all validly tendered Shares upon confirmation from the Corporation that it will register the transfer of the tendered Shares to the Purchaser or its designee.

Section 2. Acceptance for Payment and Payment for Shares; Proration

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation from the Corporation that the Shares will be transferred to the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, Transfer & Assignment of Shares Form, and any other documents required by the Letter of Transmittal.

The Purchaser is offering to purchase up to 27,000,000 Shares.  This amount reflects an increase in the amount of Shares being sought from the amount reflected in our initial announcement of the Offer, published on January 20, 2010.   If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 27,000,000, the Purchaser will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. If more than 27,000,000 Shares are tendered and not withdrawn, the Purchaser will accept for payment and pay for 27,000,000 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration promptly following the Expiration Date, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

Shareholders may indicate, by checking a box on the Letter of Transmittal (the ‘All or None’ Box), that they only wish to sell their Shares if all of their Shares can be purchased, without any proration. See Section 4, Withdrawal Rights. If more than 27,000,000 Shares have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Shares that do not have the All or None Box checked.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders (either directly, or indirectly through the Corporation’s transfer agent). Under no circumstances will interest be paid on the Offer Price for any reason, including any extension of the Offer or any delay in paying the Offer Price.

If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Letter of Transmittal and the Transfer & Assignment of Shares Form with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of the shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4.

If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares

Valid Tender. For Shares to be validly tendered pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (which is enclosed with this Offer to Purchase, printed on blue paper), (b) a properly completed and duly executed Transfer & Assignment of Shares Form (which is enclosed with this Offer to Purchase, printed on yellow paper) that has been Medallion Signature Guaranteed, and (c) any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on page 2 of this Offer to Purchase on or prior to the Expiration Date. A shareholder may tender any or all Shares owned by such shareholder.

In order for a tendering shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Eastern Time, on March 10, 2010, or such date to which the Offer may be extended. The method of delivery of the original Letter of Transmittal, Transfer & Assignment of Shares Form, and all other required documents is at the option and risk of the tendering shareholder, and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 30% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering shareholder must provide the Depositary with such shareholder’s correct taxpayer identification number and make certain certifications that such shareholder is not subject to backup federal income tax withholding. Each tendering shareholder must insert in the Letter of Transmittal the shareholder’s taxpayer identification number or social security number in the space provided under the signature line on the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints the Purchaser as such shareholder’s proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). Purchaser intends to vote tendered and accepted Shares pursuant to the proxy at the next meeting of the Corporation’s shareholders, and at any adjournment thereof. The Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such shareholder as it in its sole discretion may deem proper at any meeting of shareholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a shareholder also assigns to the Purchaser all of the Purchaser’s rights to receive dividends from the Corporation with respect to Shares which are purchased pursuant to the Offer that are declared on or after the Record Transfer Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal, the Instructions thereto and the Transfer & Assignment of Shares Form) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder’s representation and warranty that (i) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer.

Section 4. Withdrawal Rights

Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after March 21, 2010.

For withdrawal to be effective, a written, notarized notice of withdrawal must be timely received by the Depositary, via certified mail, at the address set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the owner(s) of record who tendered the Shares to be withdrawn and must be signed by the owner(s) of record who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed, and must be notarized by a duly licensed notary public.

If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the expiration or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Automatic “All or None” Withdrawal Option. Shareholders may indicate, by checking a box on the Letter of Transmittal (the ‘All or None Box’), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If at any time during the day of the Expiration Date more than 27,000,000  Shares have been properly tendered, unless the Purchaser amends the Offer to increase the number of Shares to be purchased, the Purchaser will deem all Shares from shareholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur. Shareholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Letter of Transmittal with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment

Subject to applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offer by giving oral or written notice of the extension to the Depositary and issuing a press release announcing the extension.  During any such extension, all Shares previously tendered will remain subject to the terms of the Offer, including the right of a tendering shareholder to withdraw the shareholder's previously tendered Shares. If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14e-1 under the Exchange Act.  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m, Eastern Time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service (or such other media outlet or outlets as it deems prudent). The Purchaser does not presently intend to provide a subsequent offering period of three to 20 business days following the expiration of the Offer but reserves the right to do so.  If a subsequent offering period is provided, there will be no withdrawal rights during that period.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may be withdrawn to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4 (generally, if proper notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the expiration or withdrawal of the Offer.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer may remain open following a material change in the terms of the offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought, however, the Exchange Act requires that the Offer remain open for at least 10 business days after the date that notice of such change is given to you. Accordingly, to the extent necessary, the Purchaser will extend the Offer by up to 10 business days in order to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases the Purchaser will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences

THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss. A taxable shareholder will recognize a gain or loss on the sale of such shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such shareholder on the sale and (ii) such shareholder’s tax basis in the Shares sold. If the shareholder reports a loss on the sale, such loss generally could not be currently deducted by such shareholder except against such shareholder’s capital gains from other investments.

The tax basis in the Shares of a shareholder will depend upon individual circumstances. Each shareholder who plans to tender hereunder should consult with the shareholder’s own tax advisor as to the shareholder’s tax basis in the shareholder’s Shares and the resulting tax consequences of a sale.

A tax-exempt shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer

Limitations on Resales. The Purchaser does not believe the provisions of the Corporation’s charter should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market. There is no established trading market for the Shares and trading in the Shares appears to be limited and sporadic.   The amount of Shares to be acquired in the Offer represents approximately 5% of all outstanding Shares.  In light of these facts, the Purchaser believes that its purchase of Shares pursuant to the Offer will not materially affect subsequent trading in the Shares.

Voting Power of Purchaser. The Purchaser is seeking approximately 5% of the outstanding Shares, so the Purchaser will not obtain a controlling voting interest in matters subject to a shareholder vote. The Corporation holds annual meetings to elect directors and conduct other business. Votes of shareholders might also be solicited for matters affecting the fundamental structure of the Corporation. A shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such Shares are transferred by the Corporation to the Purchaser. The Purchaser reserves the right to exercise any and all rights it might hold in the event that any vote is called by the Corporation, or if, in the future, changes in circumstances would dictate that it or other shareholders exercise their right to vote. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation pursuant to this and any other tender offers and other purchases, it could be in a position to have some influence in the Corporation by virtue of being able to vote in Board of Director elections and other matters requiring shareholder consent.

Section 8. Future Plans

Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 27,000,000 Shares.  If the Purchaser acquires fewer than 27,000,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this Offer, and may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take any action in connection with the liquidation of the Corporation. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as shareholder to vote on matters subject to a shareholder vote, including, but not limited to, any vote to affect the sale of the Corporation’s properties and the liquidation and dissolution of the Corporation. Except as expressly set forth herein, the Purchaser has no present intention to seek control of the Corporation, to cause the Corporation to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of the Corporation, to make any change in the dividend policies, indebtedness or capitalization of the Corporation or to change the structure, management or operations of the Corporation, the listing status of the Shares or the reporting requirements of the Corporation.

Section 9. The Business of the Corporation

For information about the Corporation, please refer to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 which should have been sent to you by the Corporation during 2009, the Corporation’s subsequent Quarterly Reports on Form 10-Q, any reports filed by the Corporation on Form 8-K, and any other materials sent to you by the Corporation. These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. The Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation (including its reports on Forms 10-K, 10-Q and 8-K) can be obtained on the SEC’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the SEC’s principal office in Washington, D.C.

Section 10. Conflicts of Interest

The Depositary is affiliated with the Purchaser. By virtue of this affiliation, the Depositary may have conflicts of interest in acting as Depositary for the Offer. No party independent of the Purchaser will hold tendered Shares until the Offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser’s funds and the tendered Shares, the Purchaser may have access to the Shares before all conditions to the Offer have been satisfied and selling shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment. Moreover, the Depositary’s role is administrative only and any conflict of interest should not be deemed material to shareholders.

Section 11. Certain Information Concerning the Purchaser

The Purchaser is MIRELF III REIT Investments II, LLC, a Delaware limited liability company  (the “Purchaser”).

The sole member of the Purchaser is Madison International Real Estate Liquidity Fund III REIT, a Maryland Real Estate Investment Trust (the “Manager”).  All of the common stock of the Manager is owned by Madison International Real Estate Liquidity Fund III, LP, a Delaware limited partnership (the “Fund”).  Madison International Holdings III, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Fund.  The Purchaser and its affiliates have not previously conducted a tender offer for the Corporation's Shares. For information concerning the Purchaser and its principals, please refer to Schedule I attached hereto.

The Purchaser, the Manager, the Fund and the General Partner are affiliates of Madison International Realty, LLC, a real estate investment firm specializing in providing liquidity for real estate investors holding illiquid or thinly traded ownership interests. Since 1996, Madison International Realty, LLC and its affiliates have provided liquidity to real estate investors by acquiring over $500 million of these interests as principals in privately negotiated transactions. Madison International Realty, LLC and its affiliates acquire these interests from investors seeking to realize illiquid investments, redeploy investment capital, or simplify tax reporting. The firm charges no broker or transaction fees of any kind, and has completed hundreds of transactions with individual and institutional investors in both the U.S. and Europe. The principal business address of each of the Purchaser, the Manager, the Fund and the General Partner is 410 Park Avenue, Suite 820, New York, New York 10022.

The Purchaser, through the Fund, has sufficient capital and binding capital commitments to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is a privately held company and has not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles.

Except as otherwise set forth herein, (i) neither the Purchaser nor the person listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor the Purchaser, the person listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor the person listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Purchaser, the person listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, the person listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12. Source of Funds

The Purchaser expects that at the Offer Price of $3.00 per Share approximately $81,000,000 would be required to purchase the maximum number of 27,000,000 Shares that it is offering to purchase and that an additional $350,000 may be required to pay various fees and expenses to be incurred in connection with the Offer. The Purchaser anticipates funding all of the purchase price and related expenses through contributions made by the Fund, which in turn will be funded out of the Fund’s existing capital and binding capital commitments. The cash necessary to complete the entire purchase are readily available and are committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer

Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

In addition, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for any Shares not already accepted for payment or paid for and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase), or (v) reasonably could be expected to materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation, the Purchaser or the Fund;

(b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, that reasonably could be expected, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(d) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than 25% percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the SEC pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares; or

(e) any change or development shall have occurred since the date of this Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Corporation which is or may be materially adverse to the Corporation, or the Purchaser shall have become aware of any fact that has, or reasonably would be expected to result in, a material adverse effect on the value of the Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion. The Offer will remain open for a period of at least five business days following any such waiver of a material condition. If the Purchaser waives any condition for one tendering shareholder, that condition will be waived for all shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation’s business, or that certain parts of the Corporation’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses

The Purchaser has retained MIRELF III Investment Processing, LLC to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. In addition, the Purchaser has retained Laurel Hill Advisory Group to act as Information Agent in connection with the Offer and will pay Laurel Hill Advisory Group reasonable and customary fees for its services. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous

The Offer is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, the Purchaser will make a good faith effort to comply with such state statute. If after such good faith effort the Purchaser cannot comply with such state statute, the Offer will not be made (nor will tender be accepted from or on behalf of) the holder of Shares in such state.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein, in the Letter of Transmittal or the Transfer & Assignment of Shares Form and, if given or made, such information or representation must not be relied upon as having been authorized.

January 26, 2010

MIRELF III REIT Investments II, LLC

SCHEDULE I

THE PURCHASER AND ITS RESPECTIVE PRINCIPALS AND CONTROL PERSONS

The Purchaser is MIRELF III REIT Investments II, LLC, a Delaware limited liability company (the “Purchaser”).

The sole member of the Purchaser is Madison International Real Estate Liquidity Fund III REIT, a Maryland Real Estate Investment Trust (the “Manager”).  All of the common stock of the Manager is owned by Madison International Real Estate Liquidity Fund III, LP, a Delaware limited partnership (the “Fund”).  Madison International Holdings III, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Fund.  The principal business address of each of the Purchaser, the Manager, the Fund and the General Partner is 410 Park Avenue, Suite 820, New York, New York 10022.

The Depositary is MIRELF III Investment Processing, LLC, a Delaware limited liability company, which is an affiliate of the Purchaser, and also an indirect, wholly owned subsidiary of the Fund.

Ronald M. Dickerman is the Managing Member of Madison International Holdings III, LLC, which serves as the General Partner of the Fund. Mr. Dickerman is a citizen of the United States of America. More information about Mr. Dickerman is included below.

Ronald M. Dickerman - President and Founder of Madison International Realty, LLC and the Managing Member of the General Partner of the Fund. Mr. Dickerman has 22 years of experience in investment related fields focusing on the analysis, acquisition, financing, management and disposition of income-producing assets such as real estate, mortgage products, healthcare properties, leased equipment, media properties, oil and gas, as well as other specialty assets. Prior to founding Madison International Realty, LLC and certain predecessor in 1996, Mr. Dickerman was President and Founder of First Equity Realty, LLC, a real estate investment firm specializing in the acquisition of under-performing real estate assets from financial institutions. During the period from 1987 to 1991, Mr. Dickerman was an investment banker in the Real Estate / Partnership Finance Group at Smith Barney, Harris Upham & Co., Inc., where he was responsible for the origination, analysis, structuring, acquisition, asset management, disposition and marketing of real estate and other limited partnerships. Mr. Dickerman is an active member of the Association of Foreign Investors in Real Estate (AFIRE) and a frequent speaker on the topic of secondary investments and liquidity at real estate conferences throughout the country. Mr. Dickerman earned an MBA degree from Columbia University’s Graduate School of Business and a BA degree from Tufts University.